Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Goldfield Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-72241) on Form S-8 of The Goldfield Corporation of our report dated March 24, 2008 with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2007 annual report on Form 10-K of The Goldfield Corporation.

/s/ KPMG LLP

Certified Public Accountants

Orlando, Florida
March 24, 2008